Exhibit 10.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to the Amended and Restated Loan and Security Agreement (this “Amendment”) is made effective as of July [_], 2019 (the “Amendment Date”) and made by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and CYTOSORBENTS CORPORATION, a Delaware corporation and CYTOSORBENTS MEDICAL, INC., a Delaware corporation (individually and collectively, jointly and severally “Borrower”).

WHEREAS, Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement, dated as of March 29, 2018 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Bank has provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Bank and Borrower desire to amend certain provisions of the Loan Agreement and the Success Fee Letter as provided herein and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 1.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Amortization Date” means (i) November 1, 2019, if the Term B Loans are not made hereunder, (ii) May 1, 2020, if Term B Loans are made hereunder and Borrower has not been compliant with its obligations under Section 6.13(a) for any month from the month immediately after the month in which the Term B Loan is funded through March 2020 and (iii) November 1, 2020, if Term B Loans are made hereunder and Borrower has been compliant with its obligations under Section 6.13(a) for all months from the month immediately after the month in which the Term B Loan is funded through March 2020.

“Second Draw Period” means the period commencing on the of the date of the occurrence of Revenue Event and ending on the earlier of (i) August 15, 2019 and (ii) the occurrence of an Event of Default; provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the Revenue Event an Event of Default has occurred and is continuing; provided further that no Term B Loans shall be made during the Second Draw Period unless on the Funding Date of the Term B Loans, the Required Reserves Test is met and, on or before the Funding Date of the Term B Loans (but no earlier than ten (10) days prior to the Funding Date), the Seventy Five Percent Test is met or on the Funding Date of the Term B Loans, the aggregate cash reserves of Borrower (held in accounts maintained with the Bank after giving effect to the funding of the Term B Loans), as determined by the Bank based on evidence reasonably acceptable to the Bank, would exceed One Hundred Twenty Five percent (125%) of the then outstanding aggregate outstanding principal amount of the Term Loans (including the Term B Loans).

3.	Section 1.1 of the Loan Agreement is hereby amended by amending and restating clause (f) of the definition of “Permitted Investments” therein as follows:

(f)       (i) Net Investments (i.e. Investments net of any payments received by Borrower from the German Sub after the making of such Investments) by Borrower in the German Sub not to exceed Seven Hundred Thousand Dollars ($700,000) in the aggregate at any given time in any fiscal year and (ii) Net Investments (i.e. Investments net of any payments received by German Sub from its subsidiaries after the making of such Investments) by German Sub in all of its subsidiaries not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate at any given time in any fiscal year;

4.	Section 1.1 of the Loan Agreement is hereby further amended by adding the following definition thereto in alphabetical order:

“Polish Sub” means CytoSorbents Poland Sp. Zoo, a wholly and directly owned subsidiary of the German Sub that is organized under the laws of Poland.

5.	Section 2.2(b) of the Loan Agreement is hereby amended and restated as follows:

Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date of such Term Loan. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date for the Term Loans, and continuing on the Payment Date of each month thereafter, Borrower shall make equal monthly payments of principal, together with applicable interest, in arrears, as calculated by Bank (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of the Term Loans, (2) the Effective Interest Rate, as determined in Section 2.3(a), and (3) a repayment schedule equal to (A) thirty (30) months, if the Amortization Date is November 1, 2019, (B) twenty-four (24) months, if the Amortization Date is May 1, 2020 and (C) eighteen (18) months, if the Amortization Date is November 1, 2020. All unpaid principal and accrued and unpaid interest is due and payable in full on the Maturity Date with respect to the Term Loans. For the avoidance of doubt, if Borrower pays the Term Loan in full on the Maturity Date in accordance with this Agreement, no prepayment fee will apply. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

6.	Section 5.15 of the Loan Agreement is hereby amended and restated in its entirety as follows:

5.15       Accounts. Other than as set forth on the Perfection Certificate, none of Borrower’s nor any Subsidiary’s Collateral Accounts (other than the Collateral Accounts of Foreign Subsidiaries maintained outside the United States and otherwise disclosed to Borrower) is maintained or invested with a Person other than Bank.

7.	Section 6.13(b) of the Loan Agreement is hereby amended and restated as follows:

(b)       If, after the Funding Date of the Term B Loans, the aggregate cash reserves of Borrower (held in accounts maintained with the Bank) for any given month, as determined by the Bank based on evidence reasonably acceptable to the Bank, exceed One Hundred Twenty Five percent (125%) of the then outstanding aggregate outstanding principal amount of the Term Loans, Borrower shall not be required to comply with the provisions of Section 6.13(a) for such month other than for the purposes of determining the Amortization Date.

8.	The following Section 6.15 is hereby added to the Loan Agreement:

6.15       Swiss Sub Pledge Agreement and Polish Sub Pledge Agreement. Borrower shall, at such time when requested by Bank in its reasonable discretion, make commercially reasonable efforts to cause to be delivered to Bank one or more pledge agreements and other related documents regarding the pledge to the Bank of a perfected security interest in the Shares of the Swiss Sub and/or the Polish Sub, all in such form and substance as are reasonably satisfactory to Bank.

9.	Section 7.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.7       Investments. Without Bank’s prior written consent, directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or, maintain any Collateral Accounts with a Person other than Bank or permit any of its Subsidiaries to do so (other than the Collateral Accounts maintained by Foreign Subsidiaries outside the United States and otherwise disclosed to the Bank) unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

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10.	Section 7.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.13       Cash and Cash Equivalent Assets of German Sub and its subsidiaries.

(a)       The total cash and cash equivalent assets of the German Sub may not exceed Five Hundred Thousand Dollars ($500,000) at any given time and any cash and cash equivalent assets in excess of such amount must be caused to be distributed to the Borrower.

(b)       The total cash and cash equivalent assets of all subsidiaries of the German Sub may not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate at any given time and any cash and cash equivalent assets in excess of such amount must be caused to be distributed to the German Sub, where such cash and cash equivalent assets shall be subject to the provisions of Section 7.13(a).

11.	The Success Fee Letter is hereby amended by amending and restating the definition of the term “Liquidity Event” set forth therein as follows:

“Liquidity Event” means any of the following: (a) a sale or other disposition by either Borrower of all or substantially all of its assets; (b) a merger or consolidation of either Borrower into or with another person or entity, where the holders of such Borrower’s outstanding voting equity securities as of immediately prior to such merger or consolidation hold less than a majority of the issued and outstanding voting equity securities of the successor or surviving person or entity as of immediately following the consummation of such merger or consolidation; (c) a transaction or a series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of either Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction; or (d) the closing price per share for Parent’s common stock on stock exchange where shares of Parent’s common stock are traded at the applicable time, the greater of 1) 70% or more over the closing price of the common stock on the date the Amended Loan Agreement is executed (after giving effect to any stock splits or consolidations effected after the date hereof) for five successive business days or 2) 26.13% more than the average price of common stock for the 365 day period ending on the date of the funding of the Term B Loan.

12.	Limitation of Amendment.

a.	The amendment set forth above is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which the Bank or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.	This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

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13.	To induce the Bank to enter into this Amendment, Borrower hereby represents and warrants to the Bank as follows:

a.	Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.	The organizational documents of Borrower delivered to the Bank on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Bank, if any, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, will not constitute a an event of default under any material agreement with a Person binding on Borrower, or a breach of any provision contained in the Articles of Incorporation or Bylaws of Borrower; and

e.	This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and by general equitable principles.

14.	Except as expressly set forth herein, the Loan Agreement and the Success Fee Letter shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

15.	This Amendment shall be deemed effective as of the Amendment Date upon the due execution and delivery to the Bank of this Amendment by each party hereto.

16.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

17.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Amend and Restated Loan and Security Agreement to be executed as of the date first set forth above.

CytoSorbents Corporation, a Delaware corporation

By:	/s/ Kathleen P. Bloch

Title:	Chief Financial Officer

CytoSorbents Medical, Inc., a Delaware corporation

By:	/s/ Kathleen P. Bloch

Title:	Chief Financial Officer

Western Alliance Bank, an Arizona corporation

By:	/s/ Lindsay Fouty

Title:	VP, Portfolio Management